Exhibit 99.1

[PRESS RELEASE]

China North East Petroleum Holdings, Limited Announces Award of Major Drilling Contract to Rising Sun Oil Exploration and Production Limited

[Los Angeles, CA and Songyuan, China] - (May 09, 2006) - China North East Petroleum Holdings, Limited (OTC BB: CNEH.OB), today, is pleased to announce an award of a major drilling contract to Rising Sun Oil Exploration and Production Limited. Rising Sun is a leading oilfield services provider in Jilin Province, the Peoples’ Republic of China, or PRC, for the company’s 2006 drilling program in Qian112 oil field.

Qian112 2006 drilling program:

The 2006 drilling program provides for the drilling of 20 wells in our Qian112 oilfield to a depth of approximately 2020 meters. If all the 20 wells are drilled during the program period, the drilling program could extend to drill up to 20 more wells. The anticipated duration of the 2006 drilling program is 8 months [although we can extend the program as necessary and appropriate]. It is currently expected that our 2006 drilling operations will commerce during May 2005. Our 2006 drilling program is the first stage of a planned multi-well drilling and seismic testing to be carried out on its Qian112 oilfield. By the end of year 2007, we plan to drill up to 82 additional wells, which, if completed, would result in the increase in the number of wells that we operate to 102.

Award of the Drilling Contract to Rising Sun Exploration and Production Limited Rising Sun won a competitive tendering process initiated by the Company during February 2006. Rising Sun was awarded the contract based primarily on its technical competence, its recent Songyuan experience (Qian 112 is located in Songyuan, Jilin Province, PRC) and its comprehensive project management proposition.

Another key factor in awarding the contract to Rising Sun was the near immediate availability of a drilling rig in a fiercely competitive rig market. The rig will be available to the Company immediately after the completion of another drilling program currently being conducted by Rising Sun. Rising Sun anticipates completing its current project during May 2006. Rising Sun will start preparatory work immediately on the Company’s drilling site to facilitate a prompt mobilization.

Hongjun Wang, President of CNE Petroleum commented:

“We are delighted that Rising Sun will be drilling 20 wells in our 5115-acre oilfield. They offered the best technical package and their recent success in Songyuan will bring huge benefits to CNE Petroleum”.

About Qian112 Oilfield:

Qian112 has middle and lower oil containing combination, with industrial oil found in Fuyu oil layer and Gaotaizi oil layer. The main layer is Gaotaizi oil layer for the production wells.

Qian112 is located southeast of Qian’an. Its nose-shaped construction is inclined from north to southwest. The top elevation of Gaotaizi oil layer is -1350 to -1450 meters and faults have not developed in the area. The Gaotaizi oil layer is a target exploiting layer in this area distributed in No.3 black segment stratum of Cretaceous system. The thickness of stratum is 350-410 meters, and oil reserve depth is 1600-2075 meters. Average oil-containing well segment is 120 meters and average effective thickness is 4.9 meters.

The proven geological reserve is 1,252,000 barrels (based on current 20 producing wells in compliance with the SEC Oil and Gas Proven Reserve Regulations).

About China North East Petroleum Holdings, Limited

We are engaged in the ownership, acquisition and management of mineral properties and the exploration for and development of oil drilling projects and the production of crude oil in Northern China. We have a [guaranteed arrangement] [not sure about this description given the recent issues with PetroChina - can we simply say a production and supply agreement or something similar?] with Jilin Refinery of PetroChina to sell its produced crude oil for use in the China marketplace. We currently operate 20 producing wells in Northern China and generate approximately 380 barrels of high quality crude oil per day. By the end of year 2007, we plan to drill up to 82 additional wells, including the wells to be drilled by Rising Sun.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, included or incorporated by reference herein relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

Investor Contact:

StoneRidge Capital

480-240-1700
William A. Young
Director of Investor Relations
byoung@stoneridgecap.com